EX-99.1 Press Release

The Pennant Group Announces Director Changes

EAGLE, Idaho, December 23, 2021 (GLOBE NEWSWIRE) - The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of the Pennant group of affiliated home health, hospice and senior living companies, today announced that Mr. Roderic W. Lewis notified the Board of Directors (the “Board”) that he intends to retire as a director of the company effective December 31, 2021. The Company also announced that the Board has appointed Gregory K. Morris, MD to fill the seat vacated by Mr. Lewis beginning January 1, 2022.

“Rod’s deep experience with corporate governance and complex strategic transactions were critical as we completed the spin-off from Ensign and began our journey as a stand-alone public company,” commented Daniel Walker, Pennant’s CEO and Chairman of the Board. “We are beyond grateful for his service to our organization and wish him the best in the next chapter.”

Mr. Morris is a partner in MorrisHuml LLC—a consultancy that supports Fortune 1000 firms across industry sectors—where his areas of focus include strategy implementation, strategic alignment, prospective risk mitigation and shaping culture through action learning. Prior to MorrisHuml, he was a partner at Morris & Gunter Associates, LLC. He was senior vice president for strategy and business development for Advocate Health Care, as well as Vice President of Cap Gemini Ernst & Young and Senior Partner at Ernst & Young. His insurance experience includes serving as senior vice president health care delivery and corporate medical director for Blue Cross and Blue Shield National Capital Area, Eastern Region Medical Director for MetLife and Medical Director for CIGNA Healthcare of Georgia. He achieved the rank of Major with the Army National Guard/U.S. Army and was awarded the Bronze Star. Mr. Morris graduated from Morehouse College and received his MD from Emory University School of Medicine.

Commenting on Mr. Morris’s appointment, Mr. Walker said, “We are thrilled to welcome Greg to the Board. He brings a wealth of knowledge in leadership development, culture-building and strategic execution that align closely with our unique operating model, and his extensive work training thousands of leaders will provide significant value to the local leaders across Pennant. He also possesses critical insights from a breadth of experience across healthcare and business settings. We look forward to welcoming to our organization.”

Once his appointment to the Board is effective, Mr. Morris will serve on the Quality Assurance and Compliance Committee along with Ms. JoAnne Stringfield (chair), Mr. Christopher Christensen, Mr. Barry Smith and Mr. Walker. Mr. Morris will serve as a Class II director with an initial term ending in 2024. The Board has determined that Mr. Morris is independent under applicable rules of the Nasdaq Stock Market, resulting in six of the Board’s eight directors being independent.

About Pennant:

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 88 home health and hospice agencies and 54 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Montana, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Contact Information

The Pennant Group, Inc.
(208) 506-6100
ir@pennantgroup.com

SOURCE: The Pennant Group, Inc.